UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

(Exact Name of Registrant as Specified in Charter)

OHIO	001-11302	34-6542451
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

127 Public Square Cleveland, Ohio 44114-1306

(Address of Principal Executive Offices)

(216) 689-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

KeyCorp (the “Corporation”) announced today the expiration and results of its consent solicitation (the “Consent Solicitation”) from the holders of record as of April 10, 2012 of the outstanding 5.70% trust preferred securities (the “Trust Preferred Securities”) issued by KeyCorp Capital VII to terminate the Corporation’s Replacement Capital Covenant, dated as of February 27, 2008, as amended by the Supplement thereto, dated as of March 3, 2008, and Amendment No. 2 thereto, dated as of February 24, 2011 (as supplemented and amended, the “Replacement Capital Covenant”). The proposed termination of the Replacement Capital Covenant requires, among other conditions, the consent of the holders of at least a majority in liquidation amount of the Trust Preferred Securities (the “Requisite Consents”).

The Consent Solicitation expired at 5:00 p.m., New York City time, on Friday, April 27, 2012 (the “Expiration Time”). As of April 26, 2012, the Corporation had received the Requisite Consents resulting in the termination of the Replacement Capital Covenant as of that date (the “Effective Time”). As of the Expiration Time, the Company had received the consent of holders of approximately 65.73% in liquidation amount of the Trust Preferred Securities. Holders of the Trust Preferred Securities who validly delivered their consent prior to the Expiration Time and did not revoke their consent prior to the Effective Time will receive a consent fee of $5.00 for each $1,000 in liquidation amount of the Trust Preferred Securities as to which such consent was validly delivered and not revoked. The termination of the Replacement Capital Covenant became effective as of the Effective Time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYCORP
(Registrant)

By:	/s/ Jeffrey B. Weeden
Jeffrey B. Weeden
Chief Financial Officer

Date: April 30, 2012